Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Announces
Annual Meeting Date

MCKINNEY, Texas, February 14, 2014 (GlobeNewswire) -- Independent Bank Group, Inc. (Nasdaq:IBTX), the holding company for Independent Bank, announced that it will hold its annual meeting on May 15, 2014. The meeting will be the company’s first annual meeting as a public company.

The meeting will be held at the Grand Hotel, 114 W. Louisiana Street, McKinney, Texas and will convene at 3:30 pm (CDT). The record date for the meeting is April 3, 2014.

About Independent Bank Group, Inc.

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 30 banking offices in 26 communities in two market regions located in the Dallas/Fort Worth metropolitan area and the greater Austin area. As of December 31, 2013, Independent Bank Group had total assets of $2.164 billion, total loans of $1.723 billion and total deposits of $1.710 billion.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@independent-bank.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@independent-bank.com

Media:

Eileen Ponce Marketing Director (469) 742-9437 eponce@independent-bank.com

Source: Independent Bank Group, Inc.